UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 15, 2007
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 15, 2007 Millennium Cell Inc. (the “Company”) entered into a letter agreement with each holder of the Company’s Series C2 Convertible Preferred Stock, par value $0.001 per share (the “Series C2 Preferred Stock”), pursuant to which the Company agreed to, between the date of such letter agreement and June 15, 2007, deliver Company Interim Conversion Election Notices (as such term is defined in the Certificate of Designations of the Series C2 Preferred Stock) to convert 50% of such holder’s shares of Series C2 Preferred Stock into shares of the Company’s common stock.

As provided in the Certificate of Designations of the Series C2 Preferred Stock, the closing sale price for the Company’s common stock on the date immediately preceding the date of each Company Interim Conversion Election Notice must be at least 114% of the applicable conversion price (if the applicable closing sale price is $1.25 or less) or 108% of the applicable conversion price (if the applicable closing sale price is greater than $1.25).

The Company agreed it would not deliver Company Interim Conversion Election Notices to effect aggregate conversions of more than $400,000 of Series C2 Preferred Stock during any 10 trading day period. Each holder waived the volume restrictions contained in the Certificate of Designations of the Series C2 Preferred Stock with respect to the conversions contemplated by the letter agreement.

Each holder of Series C2 Preferred Stock that entered into a letter agreement was a participant in the Company's private placement of Convertible Debentures and Warrants described in Item 3.02 below.

The foregoing summary is qualified in its entirety by the full text of the form of letter agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto.

Item 3.02.    Unregistered Sales of Equity Securities.

On February 16, 2007, the Company privately sold, pursuant to a Securities Purchase Agreement that was described in the Company’s Current Report on Form 8-K filed on February 16, 2006, $6,000,000 aggregate principal amount of the Company’s Convertible Debentures Due 2009 (the “Convertible Debentures”) and warrants (“Warrants”) to purchase an aggregate of 1,824,105 shares of Common Stock at an exercise price of $1.14 per share to six institutional and accredited investors.

This private placement was made in reliance upon the exemption from registration provided for in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. Each purchaser represented to the Company in the Securities Purchase Agreement that it is an accredited investor, as defined by Rule 501 promulgated under the Securities Act, and certificates representing the Convertible Debentures and the Warrants contain appropriate legends to reflect the restrictions on transfer imposed by the Securities Act. The terms of the Securities Purchase Agreement, the Convertible Debentures, the Warrants and the other transaction agreements that were executed and delivered in connection with the private placement are described in the Company’s Current Report on Form 8-K filed on February 16, 2007.

On January 19, 2007, the Company issued 157,945 shares of its common stock to a holder of the Company’s Amended and Restated Convertible Debentures Due 2007 upon conversion of $150,000 principal amount of such debenture. The shares issued upon this conversion were issued to an existing security holder and no commission or other remuneration was paid or given directly or indirectly for soliciting such conversions. Accordingly, the issuance of such shares of common stock was made pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act.

Item 8.01.    Other Events.

On February 21, 2007, the Company issued a press release announcing the completion of the private placement of the Convertible Debentures and the Warrants. The press release is filed with this Current Report on Form 8-K as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Form of letter agreement entered into by the Company and each holder of Series C2 Preferred Stock on February 15, 2007.

99.1	Press Release dated February 21, 2007, titled “Millennium Cell Announces Completion of $6 Million Private Placement Financing”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

Date: February 21, 2007	By:	/s/ John D. Giolli
Name: John D. Giolli, CPA
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of letter agreement entered into by the Company and each holder of Series C2 Preferred Stock on February 15, 2007.

99.1	Press Release dated February 21, 2007, titled “Millennium Cell Announces Completion of $6 Million Private Placement Financing”